Exhibit 99.1

Unum Therapeutics Announces Common Stock Purchase Agreement for up to $25

Million with Lincoln Park Capital

CAMBRIDGE, MA, March 20, 2020 – Unum Therapeutics Inc. (NASDAQ: UMRX), a biopharmaceutical company focused on developing curative cell therapies for solid tumors, today announced it has entered into a common stock purchase agreement for up to $25 million with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor.

Under the terms of the purchase agreement, Unum Therapeutics will have the sole discretion, but not the obligation, to direct LPC to purchase up to $25 million in shares of its common stock over the 36-month term of the agreement. The price of Unum Therapeutic’s shares of common stock sold will be based on the market prices prevailing at the time of each sale to LPC. Unum Therapeutics controls the timing and amount of any future sales of its stock, subject to various limitations including those under the NASDAQ listing rules, and there is no upper limit as to the price per share that LPC may pay for future stock issuances under the purchase agreement. LPC has agreed not to cause or engage in any direct or indirect short selling or hedging of Unum Therapeutics’ common stock. Unum Therapeutics maintains the right to terminate the common stock purchase agreement at any time, at its discretion, without any additional cost or penalty.

Unum Therapeutics intends to use the net proceeds from the sale of its common stock under the purchase agreement for working capital and general corporate purposes. In consideration for entering into the purchase agreement Unum Therapeutics issued shares of common stock to LPC as a commitment fee.

Additional information regarding the purchase agreement with LPC is available in the Current Report on Form 8-K that Unum Therapeutics filed today with the Securities and Exchange Commission (“SEC”). The shares of common stock covered by the purchase agreement are being offered pursuant to a shelf registration statement (File No. 333-230678) that was declared effective by the SEC on May 1, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The offering can be made only by means of the prospectus supplement and accompanying prospectus, copies of which may be obtained at the SEC’s website at www.sec.gov or by request from Unum Therapeutics at 200 Cambridge Park Drive, Suite 3100, Cambridge, MA, 02140 or by telephone at (617) 945-5576.

About Unum Therapeutics

Unum Therapeutics is a biopharmaceutical company focused on developing curative cell therapies to treat patients with solid tumor cancers. Unum’s novel proprietary technology includes BOXR, which is designed to improve the functionality of engineered T cells by incorporating a “bolt-on” transgene to overcome resistance of the solid tumor microenvironment to T cell attack. Unum’s preclinical program BOXR1030 expresses the GOT2 transgene and targets GPC3+ solid tumor cancers. The Company is headquartered in Cambridge, MA.

About Lincoln Park Capital Fund, LLC (LPC)

LPC is a long-only institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences and technology. LPC’s investments range from multi-year financial commitments to fund growth to special situation financings to long-term strategic capital offering companies’ flexibility and consistency. For more information, please visit www.lpcfunds.com.

Follow Unum Therapeutics on social media: @UnumRx, and LinkedIn.

Forward looking Statements

This press release contains forward-looking statements including, without limitation, statements regarding our future expectations, plans and prospects, possible sales of common stock pursuant to the purchase agreement with LPC and Unum Therapeutics’ financing needs, , and our strategies, business plans, and focus, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, as amended. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to the accuracy of our estimates regarding expenses, future revenues, capital requirements, and the need for additional financing, the success, cost and timing of our product development activities and clinical trials, our ability to obtain and maintain regulatory approval for our product candidates, uncertainties related to Unum Therapeutics’ working capital and ability to carry on its existing operations and obtain needed financing and the other risks and uncertainties described in the “Risk Factors” sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

Investor Contact:

Stern Investor Relations, Inc.

Stephanie Ascher, 212-362-1200

stephanie@sternir.com

Media Contact:

Lissette Steele, 202-930-4762

lsteele@vergescientific.com